Exhibit 99.1

For immediate release

December 4, 2019

AtriCure Names Two Industry Veterans to Board of Directors

MASON, Ohio--(BUSINESS WIRE) – December 4, 2019-- AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced that Karen Prange and Daniel Florin have been named to its Board of Directors.

Ms. Prange was most recently Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein (Nasdaq: HSIC) and a member of the Executive Committee. In this role, she led a business that generated over $6 billion of revenue across three different business units, growing the business to above-market levels in all business segments. Prior to her role at Henry Schein, she led the Urology and Pelvic Health business for Boston Scientific, Inc. (NYSE: BSX) and served as General Manager of the Micrus Endovascular and Codman Neurovascular business at Johnson & Johnson Company (NYSE: JNJ). In addition to general management roles, Ms. Prange has extensive experience in commercial and operational roles, including managing innovation pipelines and acquiring and integrating companies.

“I’m looking forward to joining the board of AtriCure and am in full support of their mission of reducing the global Afib epidemic and healing the lives of those affected,” said Ms. Prange. “I have met some terrific people and am excited about their strategy going forward.”

Mr. Florin is currently Executive Vice President at Zimmer Biomet Holdings (NYSE: ZBH), a global leader in musculoskeletal healthcare. He was appointed to this position in July 2019 upon announcing his intention to retire from the company. Previously, he served as Executive Vice President and Chief Financial Officer of the company. In addition, he served as Interim Chief Executive Officer of the company from July 2017 to December 2017. Prior to working at Zimmer Biomet Holdings, Mr. Florin was Chief Financial Officer for Biomet, Inc. until the company merged with Zimmer, Inc. and became Zimmer Biomet Holdings. Prior to working at Biomet, he held various roles at Boston Scientific, Inc., CR Bard, Inc. and Deloitte & Touche, LLP.

“I am truly excited to join the AtriCure board,” said Mr. Florin. “As I dug into this opportunity it became clear to me that AtriCure is having a significant positive impact on patients with Afib by providing their doctors new and improved ways to treat this disease and related complications. AtriCure is well positioned to capitalize on this significant opportunity.”

“I am pleased that Karen and Dan have agreed to join the AtriCure Board of Directors,” said Michael Carrel, President and Chief Executive Officer. “Their commercial and operating experience, along with their financial expertise will be incredibly beneficial to the management team as we continue our growth in the coming years. I am looking forward to working with and learning from both of them.”

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold left atrial appendage management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

CONTACTS:

Andy Wade

Investor Relations

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@AtriCure.com

Valerie Storch-Willhaus

Media Relations

Senior Director, Corporate Marketing and Communications

(612) 605-3311

vstorch-willhaus@AtriCure.com